Exhibit 3.1.4

ARTICLES OF INCORPORATION

OF

ASSETCARE, INC.

The undersigned does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation, pursuant to the provisions of the Georgia Business Corporation Code.

FIRST: The name of the corporation (hereinafter called the “corporation”) is AssetCare, Inc.

SECOND: The number of shares which the corporation is authorized to issue is 1,000, all of which are of a par value of $1.00 each and are of the same class and are Common shares.

THIRD: The street address and the county of the initial registered office of the corporation in the State of Georgia are 1201 Peachtree Street, N.E., Atlanta, Georgia 30361, Fulton County.

The name of the initial registered agent of the corporation at the said registered office is C T Corporation System.

FOURTH: The name and the address of the incorporator are:

NAME	ADDRESS
Joshua Gindin	507 Prudential Road Horsham, Pennsylvania 19044

FIFTH: The mailing address of the initial principal office of the corporation, if different from the initial registered office, is: 4360 N.E. Expressway, Atlanta, Georgia 30340.

SIXTH: The purposes for which the corporation is organized are as follows: To act as a Collection Agency and to engage in any lawful business as provided by the Georgia Business Corporation Code.

SEVENTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented.

NINTH: Action required or permitted by the provisions of the Georgia Business Corporation Code to be taken at a shareholders’ meeting may be taken without a meeting in accordance with the provisions of Section 14-2-704 of the Georgia Business Corporation Code if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

TENTH: In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent.

ELEVENTH: This Article constitutes an undertaking by the corporation to publish a notice of the filing of these Articles of Incorporation as required by the provisions of subsection (b) of Section 14-2-201.1 of the Georgia Business Corporation Code.

TWELFTH: The duration of the corporation shall be perpetual.

Signed on February 3, 2006.

/s/ Joshua Gindin
Joshua Gindin, Incorporator